UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ----------------

                                 SCHEDULE 13D

                  Under the Securities Exchange Act of 1934
                            (Amendment No. 15 )(1)


                        The Neiman Marcus Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

               Class A Common Stock, par value $0.01 per share
               Class B Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 640204 20 2
                                 640204 30 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Henry Horbaczewski
                 Reed Elsevier Inc. & Harcourt General, Inc.
                         125 Park Avenue, 23rd Floor
                           New York, New York 10017
                                (212) 309-5498
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                March 27, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
     Section 240.13d-7 for other parties to whom copies are to be sent.



----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640204 20 2                     13D               Page 2 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED INTERNATIONAL P.L.C.
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     England

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 3 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ELSEVIER NV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 4 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER plc
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Englend

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 5 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER HOLDINGS BV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 6 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER OVERSEAS BV
     I.R.S. Identification No. - N/A
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     The Netherlands

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 7 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER U.S. HOLDINGS INC.
     I.R.S. Identification No. - 04-3006976
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 8 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     REED ELSEVIER INC.
     I.R.S. Identification No. - 52-1471842
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 9 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HARCOURT GENERAL, INC.
     I.R.S. Identification No. - 04-1619609
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 10 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HARCOURT PROFESSIONAL EDUCATION GROUP, INC.
     I.R.S. Identification No. - 95-3033879
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 11 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HGI SECURITIES CORP.
     I.R.S. Identification No. - 04-3486545
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     CO

________________________________________________________________________________

CUSIP No. 640204 20 2                     13D               Page 12 of 16 Pages
          640204 30 1

________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     HGI INVESTMENT TRUST
     I.R.S. Identification No. - 04-3135617
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS (See Instructions)

     N/A

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF              Class A Common Stock: 0
                         Class B Common Stock: 0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                         Class A Common Stock: 0
  OWNED BY               Class B Common Stock: 0
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING              Class A Common Stock: 0
                         Class B Common Stock: 0
   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                         Class A Common Stock: 0
                         Class B Common Stock: 0
________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Class A Common Stock: 0
     Class B Common Stock: 0
________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     Class A Common Stock: 0%
     Class B Common Stock: 0%
________________________________________________________________________________
14   TYPE OF REPORTING PERSON (See Instructions)

     OO

________________________________________________________________________________

CUSIP No. 640204 20 2                  13D                  Page 13 of 16 Pages
          640204 30 1

          Pursuant to Section 240.13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), Items 5 and 6 of the Statement on Schedule 13D relating to the Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), of The Neiman Marcus Group, Inc., a Delaware corporation (the "Issuer"), and the Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of the Issuer, initially filed on September 8, 1987, as amended by Amendment No. 1 filed on October 2, 1987, Amendment No. 2 filed on October 30, 1990, Amendment No. 3 filed on November 2, 1990, Amendment No. 4 filed on November 7, 1990, Amendment No. 5 filed on May 18, 1992, Amendment No. 6 filed on September 25, 1992, Amendment No. 7 filed on February 18, 1993, Amendment No. 8 filed on November 9, 1995, Amendment No. 9 filed on November 12, 1996, Amendment No. 10 filed on May 21, 1999, Amendment No. 11 filed on May 27, 1999, Amendment No. 12 filed on October 28, 1999, Amendment No. 13 filed on March 15, 2002 and Amendment No. 14 filed on March 25, 2002 (the "Statement"), initially filed on behalf of Harcourt General, Inc., a Delaware corporation ("Harcourt"), which was formerly known as General Cinema Corporation, and currently filed on behalf of (i) Reed International P.L.C., an English public limited company ("Reed"), (ii) Elsevier NV, a Dutch public limited company ("Elsevier"), (iii) Reed Elsevier plc, an English public limited company ("Reed Elsevier"), (iv) Reed Elsevier Holdings BV, a Dutch private limited company ("Reed Elsevier Holdings"), (v) Reed Elsevier Overseas BV, a Dutch private limited company ("Reed Elsevier Overseas"), (vi) Reed Elsevier U.S. Holdings Inc., a Delaware corporation ("Reed Elsevier U.S."), (vii) Reed Elsevier Inc., a Massachusetts corporation ("Reed Elsevier Inc."), (viii) Harcourt, (ix) Harcourt Professional Education Group, Inc., a Delaware corporation ("HPEG"), (x) HGI Securities Corp., a Massachusetts business corporation ("HGISC"), and (xi) HGI Investment Trust, a Massachusetts business trust ("HGIT", and together with Reed, Elsevier, Reed Elsevier, Reed Elsevier Holdings, Reed Elsevier Overseas, Reed Elsevier U.S., Reed Elsevier Inc., Harcourt, HPEG and HGISC, the "Reporting Persons"), are hereby amended and supplemented as set forth herein.

Item 5.  Interest in Securities of the Issuer.

Item 5 of the Statement is hereby amended in its entirety by deleting the information set forth therein and replacing it with the following:

(a) As of the date of this filing, the Reporting Persons no longer may be deemed to beneficially own any shares of Class A Common Stock.

     The Reporting Persons do not beneficially own any shares of Class B Common Stock.

(b) As of the date of this filing, neither of HGIT, HGISC, Harcourt, Reed Elsevier Inc., Reed Elsevier U.S., Reed Elsevier Overseas, Reed Elsevier Holdings nor Reed Elsevier, acting by itself or through their respective direct or indirect wholly owned (or 95% owned, as the case may be) subsidiaries, have the power to vote or direct the vote or to dispose or direct the disposition of any shares of either Class A Common Stock or Class B Common Stock

     In addition, neither Reed nor Elsevier, by reason of their status as equal 50% owners of the voting stock of Reed Elsevier, which provides them the ability to control Reed Elsevier, have

CUSIP No. 640204 20 2                  13D                  Page 14 of 16 Pages
          640204 30 1

the power to direct the vote or to direct the disposition of any shares of either Class A Common Stock or Class B Common Stock.

(c) In compliance with its obligations to the Internal Revenue Service with respect to the Distribution (as defined in Amendment No. 10 to the Statement on Schedule 13D filed by Harcourt on May 21, 1999 ("Amendment No. 10")) and as disclosed in Item 4 of Amendment No. 10, beginning on March 22, 2002 through the date of this filing, HGIT sold 154,204 shares of Class A Common Stock in a series of open market transactions conducted through customary brokerage arrangements. The cumulative average sale price, net of commissions, for the shares of Class A Common Stock sold in such transactions was approximately $32.95 per share.

     In addition to the sales of Class A Common Stock discussed in the immediately preceding paragraph, on March 27, 2002, HGIT agreed to sell 3,800,000 shares of Class A Common Stock in a privately negotiated sale for a price, net of commissions, of $32.37 per share of Class A Common Stock. The closing of such sale of Class A Common Stock is expected to take place on April 1, 2002.

     Other than as set forth in this Item 5, to the best of the Reporting Persons' knowledge as of the date hereof, (i) the Reporting Persons do not beneficially own any Class A Common Stock or Class B Common Stock and (ii) there have been no transactions in Class A Common Stock or Class B Common Stock effected during the past 60 days by the Reporting Persons.

(d) No other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock or the Class B Common Stock.

 (e) As of the date of this filing, the Reporting Persons have ceased to have beneficial ownership of more than five percent of the total number of shares of Class A Common Stock outstanding as reported in the Issuer's most recently filed Form 10-Q for the fiscal quarter ended January 26, 2002.

     Pursuant to Section 240.13d-4 under Regulation 13D-G of the General Rules and Regulations under the Act, the Reporting Persons, other than HGIT, declare that the filing of this statement shall not be construed as an admission that any such Reporting Person is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Statement.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of this Statement is hereby amended by adding the following at the end thereof:

     On March 27, 2002, HGIT agreed to sell 3,800,000 shares of Class A Common Stock in a privately negotiated sale for a price, net of commissions, of $32.37 per share of Class A Common Stock. The closing of such sale of Class A Common Stock is expected to take place on April 1, 2002.

CUSIP No. 640204 20 2                  13D                  Page 15 of 16 Pages
          640204 30 1


                                  SIGNATURES

                  After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  April 1, 2002

                                  REED INTERNATIONAL P.L.C.

                                  ELSEVIER NV

                                  REED ELSEVIER plc

                                  REED ELSEVIER HOLDINGS BV

                                  REED ELSEVIER OVERSEAS BV

                                  REED ELSEVIER U.S. HOLDINGS INC.

                                  REED ELSEVIER INC.

                                  HARCOURT GENERAL, INC.

                                  HARCOURT PROFESSIONAL EDUCATION GROUP, INC.

                                  HGI SECURITIES CORP.

                                  HGI INVESTMENT TRUST


                                             /s/ Charles P. Fontaine
                                      By:   -------------------------
                                            Name:  Charles P. Fontaine
                                            Title: Attorney-In-Fact

CUSIP No. 640204 20 2                  13D                  Page 16 of 16 Pages
          640204 30 1

                               INDEX OF EXHIBITS

                    Description
                    -----------
Exhibit 99.1 Joint Filing Agreement and Power of Attorney, dated as of March 15, 2002, among the Reporting Persons relating to the filing of a joint statement on Schedule 13D, incorporated by reference to Exhibit 99.1 to Amendment No. 13 to the Statement on Schedule 13D filed by Harcourt on March 15, 2002.